Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD APPOINTS WILLIAM A. KUSER AS DIRECTOR OF INVESTOR RELATIONS

AND CORPORATE COMMUNICATIONS

Newport Beach, CA – June 21, 2007 – American Vanguard Corporation (NYSE: AVD), today announced the hiring of William A. Kuser to serve as Director of Investor Relations and Corporate Communications, a newly created position, effective July 1, 2007.

Mr. Kuser joins American Vanguard from Chemtura Corporation (NYSE: CEM), where he held roles in corporate strategy and investor relations over the last 12 years. His extensive career in the chemical industry includes prior experience in financial analysis, marketing, operations and business management.

Eric Wintemute, President and CEO of American Vanguard, stated, “We are delighted to welcome Mr. Kuser to the American Vanguard team. His extensive experience in communicating with the investment community will benefit our existing shareholders and expose many others to the considerable potential of our business. Mr. Kuser is well known to chemical industry research analysts and many investment fund managers who recognize and appreciate the knowledge and insights that he brings to this role.”

Mr. Wintemute continued, “Reinforcing our investor relations capabilities reflects the strong commitment that our Board of Directors and Management Team has to growing this enterprise and enhancing its value. We are confident that Mr. Kuser’s background in corporate development, finance and communications will contribute to that objective.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire and license brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
James A. Barry, CFO		Loren G. Mortman
(949) 260-1200		LMortman@equityny.com
(212) 836-9604

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